UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 24, 2011

Industrial Income Trust Inc.

(Exact name of registrant as specified in its charter)

Maryland	000-54372	27-0477259
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

518 Seventeenth Street, 17th Floor

Denver, CO 80202

(Address of principal executive offices)

(303) 228-2200

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.	Completion of Acquisition or Disposition of Assets.

Chicago Industrial Portfolio

On June 24, 2011, under the terms of a definitive agreement to acquire a 100% fee interest in nine industrial buildings aggregating approximately 1.4 million square feet on 108.8 acres located in Chicago, Illinois, which Industrial Income Trust Inc. (the “Company”) refers to herein as the “Chicago Industrial Portfolio,” the Company, through one of its wholly-owned subsidiaries, acquired six of the nine industrial buildings of the Chicago Industrial Portfolio aggregating approximately 1.1 million square feet on 84.8 acres. The remainder of the Chicago Industrial Portfolio acquisition is expected to close during the third quarter of 2011.

The group of sellers, as listed below, of this initial closing of the Chicago Industrial Portfolio is not affiliated with the Company or its affiliates. The group of sellers includes Bridge Point Woodridge, LLC; Argonne Water, LLC; Park 355, LLC; JES Park 355, LLC; RES Park 355, LLC; MSP Park 355, LLC; SFP Park 355, LLC; JES Church Bilter, LLC; RES Church Bilter, LLC; MSP Church Bilter, LLC; and Church Bilter, LLC

The six buildings that were acquired are approximately 86% leased (94% leased, excluding two value-add buildings) to 18 tenants with an average remaining lease term (based on square feet) of 3.6 years. One tenant individually leases more than 10% of the rentable area of the six buildings, as described below:

•

Reviva Logistics, LLC, a provider of logistic services for the transportation industry, leases approximately 295,000 square feet, or approximately 26% of the aggregate rentable area, under a lease that expires in February 2013 with one option to extend the lease for a period of five years. The annual base rent under the lease is currently approximately $1.2 million and is subject to a rent escalation of approximately 0.6% in September 2011, 1.8% in March 2012, and 0.6% in September 2012.

The total aggregate purchase price for this portion of the Chicago Industrial Portfolio was approximately $80.5 million, exclusive of transfer taxes, due diligence expenses, and other closing costs. Pursuant to the terms of an amended and restated advisory agreement, dated as of May 14, 2010 and as extended to December 16, 2011 (the “Advisory Agreement”), by and among the Company, Industrial Income Operating Partnership LP, and Industrial Income Advisors LLC (the “Advisor”), the Company paid an acquisition fee of approximately $0.8 million to the Advisor, equal to 1.0% of the purchase price of this transaction. The Company funded the acquisition using proceeds from its public offering and debt financing obtained by the Company, which is described under Item 2.03 of this Current Report on Form 8-K.

The Chicago Industrial Portfolio will be managed by HSA Commercial Real Estate, Inc.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Debt Secured by the Chicago Industrial Portfolio

On June 24, 2011, the Company, through several of its subsidiaries, entered into a secured, non-recourse loan agreement with Great-West Life & Annuity Insurance Company (“Great-West Life”) for an aggregate principal amount of $43.1 million, which the Company refers to as the “Second GWL Facility.” The Second GWL Facility bears a fixed interest rate of 4.70%; requires interest-only monthly payments for the first five years of the loan and monthly payments of interest and principal thereafter (based on an approximate 30-year amortization); and has a contractual maturity of July 1, 2021. The Second GWL Facility is secured by mortgages, deeds to secure debt, or deeds of trust, as applicable, and related assignments and security interests in each of the six buildings in the initial closing of the Chicago Industrial Portfolio, and is cross-defaulted by the Regional Distribution Portfolio (formerly the “Class A Industrial Portfolio”), described under Item 2.01 of the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on June 22, 2011.

Item 8.01.	Other Events.

On June 29, 2011, the Company issued two press releases announcing (i) recent acquisition activity and (ii) the appointments of Matthew Breaux as Vice President, Acquisitions for the Eastern Region and Ryan Dunlap as Vice President, Acquisitions for the Western Region. A copy of these press releases are attached hereto as Exhibit 99.1 and Exhibit 99.2, respectively, and are incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(a) and (b) Financial Statements of Business Acquired and Pro Forma Financial Information.

To be filed by amendment. With respect to the acquisition of the Chicago Industrial Portfolio, the registrant hereby undertakes to file any financial statements required to be filed in response to this item on an amendment to this Current Report on Form 8-K no later than September 9, 2011.

(d) Exhibits.

99.1	Press Release of the Company, dated June 29, 2011.

99.2	Press Release of the Company, dated June 29, 2011.

Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements (such as those concerning the terms of the leases at the Chicago Industrial Portfolio and the terms of the Second GWL Facility) that are based on the Company’s current expectations, plans, estimates, assumptions, and beliefs that involve numerous risks and uncertainties, including, without limitation, those risks set forth in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, as amended or supplemented by the Company’s other filings with the Securities and Exchange Commission. Any of these statements could be inaccurate, and actual events or our investments and results of operations could differ materially from those expressed or implied. To the extent that the Company’s assumptions differ from actual results, the Company’s ability to meet such forward-looking statements may be significantly hindered. You are cautioned not to place undue reliance on any forward-looking statements. The Company cannot assure you that it will attain its investment objectives.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INDUSTRIAL INCOME TRUST INC.

June 29, 2011	By:	/s/ THOMAS G. MCGONAGLE
Name: Thomas G. McGonagle
Title: Chief Financial Officer and Treasurer

EXHIBIT INDEX

99.1	Press Release of the Company, dated June 29, 2011.

99.2	Press Release of the Company, dated June 29, 2011.

4